Exhibit 10.37

Amendment No. 1 to Strategic Development and Marketing

Agreement

This Amendment No. 1 to the Strategic Development and Marketing Agreement (this “Amendment”) is made and entered into this 4th day of April, 2007, by and between Air Products and Chemicals, Inc. (“Air Products”) and Comverge, Inc. (“Comverge”). Comverge and Air Products are individually referred to as a “Party” or collectively as “Parties.” Capitalized terms not defined herein shall have the same meanings as assigned to them in the Agreement.

WHEREAS, the Parties have entered into a Strategic Development and Marketing Agreement dated February 13, 2006 (the “Agreement”); and

WHEREAS, the Parties now wish to modify and amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Section 4 of the Agreement is amended by deleting subsection 4(f) in its entirety and inserting new subsection 4(f ) to read as follows:

“f. Requests for Credit Support.

i. Pacific Gas & Electric; Southern California Edison Services Contracts. Provided Comverge has not first completed an Initial Public Offering, at the request of Comverge, Air Products shall provide credit support in the form of corporate guarantees, letters of credit, bid bonds or performance bonds (“Credit Support”) as required by Services Contracts between Comverge and Pacific Gas & Electric (“PG&E”) and Comverge and Southern California Edison (“SCE”), as the case may be, in the aggregate amount of 1.5 million dollars ($1,500,000). Such Credit Support shall, in form and substance, be reasonably acceptable to Air Products, and shall be contingent on execution by Air Products and Comverge of a Financial Support Agreement in the form attached hereto as Exhibit         , related to each of the PG&E Credit Support and the SCE Credit Support.

ii. Other Services Contracts. As reasonably requested by Comverge from time to time in connection with Services Contracts between Comverge and Electric Utilities other than PG&E and SCE, Air Products will negotiate in good faith with Comverge for up to thirty (30) days after such request to provide Comverge with credit support (e.g., bid bonds, performance bonds, letters of credit or corporate guarantees), in form and substance satisfactory to Air Products. Air Products will have no obligation to provide Comverge with any such credit support pursuant to this subsection ii.”

2.	Section 5 of the Agreement is amended by deleting subsection 5(e) in its entirety and inserting new subsection 5(e) to read as follows:

“e. Services Fees Postponement Period. Notwithstanding the provisions of Section 5(b), payment of Services Fees will be postponed until the earlier of the date thirty (30) months after the Effective Date or the occurrence of an Acceleration Event (as defined in Section 5(f) below); provided, however, that the payment of any Services Fees attributable to contracts with Southern California Edison and/or Pacific Gas & Electric will be postponed until the earlier of the date sixty (60) months after the effective date of each such contract or the termination of each such contract or the occurrence of a Change of Control (as defined in Warrant). Interest will accrue on the postponed Services Fees pursuant to Section 5(d). Comverge may, however, elect to pay such Services Fees in the period specified in Section 5(b) without the accrual of interest.”

3.	Except as modified herein, the Agreement shall continue in full force and effect. This Amendment may be executed in counterparts and each of the counterparts shall, when taken together, constitute one and the same Agreement.

COMVERGE, INC.

By:	/s/ Wayne Wren
Name:	Wayne Wren
Title	Executive Vice President

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ David J. Taylor
Name:	David J. Taylor
Title	Vice President